Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-175627 of our report dated March 31, 2011 (July 15, 2011 as to the effects of earnings per share described in Note 2) relating to the financial statements and financial statement schedule of Renewable Energy Group, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

September 19, 2011